Exhibit 99.1

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

REPORT OF SQUAR, MILNER, REEHL & WILLIAMSON, LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

REMEC Wireless Systems

We have audited the accompanying combined balance sheet of REMEC Wireless Systems, as defined in Note 1 (“RWS”), a reportable segment of REMEC, Inc. (“REMEC”), as of January 31, 2005 and the related combined statements of operations, owner’s equity and other comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of REMEC’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of REMEC Wireless Systems as of January 31, 2005, and the combined results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, during fiscal year 2005, REMEC engaged financial advisors to evaluate alternative strategies to enhance shareholder value, including the disposition of some or all of its business units. As more fully described in Note 4, on March 14, 2005, REMEC entered into definitive agreement to sell selected assets and liabilities of certain RWS’s product lines representing a majority of RWS’s operations. This proposed transaction is subject to shareholder approval in fiscal year 2006. If the sale transaction is approved and consummated, the financial and operational viability of RWS would become increasingly uncertain. As a result, in connection with seeking shareholder approval of the aforementioned transaction, REMEC’s Board of Directors intends to ask the shareholders to approve and adopt a plan of dissolution, which would be intended to allow for the orderly disposition of RWS’ remaining assets and liabilities and would require RWS to adopt the liquidation basis of accounting. The accompanying financial statements do not reflect any adjustments related to the possible future effects of these matters.

/s/    SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California

June 8, 2005 (except for Note 13 as to which the date is July 1, 2005)

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

REMEC Wireless Systems

We have audited the accompanying combined balance sheet of REMEC Wireless Systems (a reportable segment of REMEC, Inc.) as of January 31, 2004, and the related combined statements of operations; owner’s equity and other comprehensive income (loss); and cash flows for the years ended January 31, 2004 and 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of REMEC Wireless Systems at January 31, 2004, and the combined results of its operations and its cash flows for the years ended January 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

San Diego, California

March 19, 2004

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

COMBINED BALANCE SHEETS

(In thousands)

	January 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$32,240	$44,628
Short-term investments, available-for-sale	4,531	10,296
Accounts receivable, net of allowance for doubtful accounts of $1,199 and $2,112 at January 31, 2005 and 2004, respectively	46,754	48,457
Notes and other receivables	13,858	7,525
Inventories, net	60,728	65,262
Net assets held for sale	—	12,776
Prepaid expenses and other current assets	5,047	3,351

Total current assets	163,158	192,295
Property, plant and equipment, net	57,317	61,960
Restricted cash	9,426	569
Goodwill, net	—	62,256
Intangibles, net	2,572	3,257
Other assets	1,134	2,576

Total assets	$233,607	$322,913

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$43,648	$46,585
Accrued salaries, benefits and related taxes	6,496	9,775
Accrued expenses and other current liabilities	41,850	32,690

Total current liabilities	91,994	89,050
Deferred income taxes and other long-term liabilities	1,734	3,145
Advances from affiliated company	27,012	12,774
Commitments and contingencies (Note 7)	—	—
Owner’s equity	112,867	217,944

Total liabilities and owner’s equity	$233,607	$322,913

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended January 31,
	2005	2004	2003
Net sales	$324,358	$267,611	$148,345
Cost of sales	286,755	234,737	137,744

Gross profit	37,603	32,874	10,601

Operating expenses:
Selling, general and administrative	42,448	40,343	25,613
Research and development	40,120	46,244	28,077
Impairment of goodwill	62,400	—	—
Impairment of long-lived assets	—	1,038	658
Restructuring charges (reversals)	(888)	3,388	924

Total operating expenses	144,080	91,013	55,272

Loss from continuing operations	(106,477)	(58,139)	(44,671)
Gain on sale of investment	—	4,582	—
Gain on sale of facility	—	945	1,183
Interest income and other, net	(239)	392	2,322
Write-down of investment	—	—	(1,801)

Loss from continuing operations before income taxes	(106,716)	(52,220)	(42,967)
Provision (credit) for income taxes	(62)	103	15,713

Net loss from continuing operations	(106,654)	(52,323)	(58,680)

Net loss from discontinued operations including loss on disposal, net of taxes	(434)	(5,498)	(839)

Net loss	$(107,088)	$(57,821)	$(59,519)

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

COMBINED STATEMENTS OF OWNER’S EQUITY AND

OTHER COMPREHENSIVE INCOME (LOSS)

(In thousands)

Balance at January 31, 2002	$262,885
Contributions	44,758
Other comprehensive income (loss):
Net change in foreign currency translation adjustment	3,661
Net unrealized loss on investments	(2,391)
Net loss	(59,519)

Balance at January 31, 2003	249,394

Contributions	23,053
Other comprehensive income (loss):
Net change in foreign currency translation adjustment	2,008
Net unrealized gain on foreign currency forward contracts	1,310
Net loss	(57,821)

Balance at January 31, 2004	217,944

Contributions	3,596
Other comprehensive income (loss):
Net change in foreign currency translation adjustment	(179)
Net unrealized loss on foreign currency forward contracts	(1,430)
Net unrealized gain on investments	24
Net loss	(107,088)

Balance at January 31, 2005	$112,867

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended January 31,
	2005	2004	2003
Operating Activities:
Net loss from continuing operations	$(106,654)	$(52,323)	$(58,680)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	15,218	14,605	12,192
Impairment of goodwill	62,400	—	—
Impairment of long-lived assets	—	1,038	658
Restructuring costs (reversals)	(888)	3,388	924
Gain on sale of facility	—	(945)	(1,183)
Decrease in deferred tax assets	—	—	33,948
Write-down of investment	—	—	1,801
Unrealized gain on foreign currency forward contracts	(1,430)	(1,426)	—
Gain on sale of investments	—	(4,582)	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(4,381)	(10,632)	(10,427)
Inventories	4,534	(22,767)	(4,903)
Prepaid expenses and other current assets	(1,696)	1,875	(1,830)
Accounts payable	(2,937)	16,163	13,638
Short term notes payable	4,463	(220)	—
Accrued expenses, income taxes payable, and other long-term liabilities	758	2,008	(13,977)

Net cash used in continuing operating activities	(30,613)	(53,818)	(27,839)

Investing Activities:
Additions to property, plant and equipment	(15,149)	(16,939)	(11,184)
Proceeds from sale of property and equipment	5,145	6,190	5,800
Payment for acquisitions, net of cash acquired	—	—	32,328
Proceeds from sale of investments	—	7,720	—
Advances from affiliated company	14,238	29,405	9,888
Other assets	1,298	(10,592)	(2,935)
Release of restricted cash	(8,857)	16,480	—
Short-term investment purchases	(22,918)	(39,274)	—
Short-term investment sales	28,688	9,071	—
Short-term investment maturities	—	32,356	—

Net cash provided by investing activities	2,445	34,417	33,897

Financing Activities:
Repayments of credit facilities and long-term debt	—	—	(200)
Proceeds from issuance of common shares, net	3,596	6,464	2,369

Net cash provided by financing activities	3,596	6,464	2,169

(Decrease) increase in cash from continuing operations	(24,572)	(12,937)	8,227
Net cash provided by (used in) discontinued operations	12,342	(11,569)	4,251
Effect of exchange rate changes on cash and cash equivalents	(158)	4,739	3,228

(Decrease) increase in cash and cash equivalents	(12,388)	(19,767)	15,706
Cash and cash equivalents at beginning of year	44,628	64,395	48,689

Cash and cash equivalents at end of year	$32,240	$44,628	$64,395

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$953	$—	$—

Income taxes, net	$(726)	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Common shares issued in acquisitions	$—	$16,589	$41,071
Assets acquired with capital leases	$5,863	$—	$—

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. REMEC AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

REMEC Wireless Systems (“RWS”) is owned by REMEC, Inc., a California corporation incorporated in 1983 (“Parent” or “REMEC”). RWS is not composed of a single entity, rather it is a reportable segment of REMEC which includes a combination of certain subsidiaries and the assets, liabilities, revenues and expenses of REMEC’s corporate entity, as related to such subsidiaries. RWS is engaged in the business of designing and manufacturing high frequency subsystems used in the transmission of voice, video and data traffic over commercial wireless communication networks. These products are designed to improve the capacity, efficiency quality and reliability of commercial wireless communication infrastructure equipment and operate at the full range of frequencies currently used in the communications transmissions including at radio, microwave, and millimeter wave frequencies.

RWS is dependent on REMEC for corporate, information technology, human resource, treasury and other services arising in the ordinary course of business, including financial guarantees.

Basis of Presentation

The accompanying financial statements have been prepared using the going concern basis of accounting. This basis of accounting contemplates the recovery of RWS’s assets and the satisfaction of its liabilities in the normal course of conducting business. During the fiscal year 2005, REMEC engaged financial advisors to evaluate alternative strategies to increase shareholder value, including the disposal of all or a portion of its business units. Further, as more fully described in Note 4, in March 2005, REMEC entered into a definitive agreement to sell selected assets and liabilities of certain RWS’s product lines to Powerwave Technologies, Inc. (“Powerwave”) for 10 million shares of Powerwave’s common stock and $40 million in cash. Based on Powerwave’s closing price on Friday, March 11, 2005, the transaction value is approximately $120 million. The proposed transaction requires shareholder approval (which has not been obtained as of this filing).

REMEC has maintained and prepared financial statements for its two reportable segments: RWS and Defense & Space. REMEC does not maintain or prepare separate financial statements for the product lines, assets and liabilities, that Powerwave is expected to acquire. However, the product lines, assets and liabilities expected to be acquired by Powerwave constitute a significant portion of RWS, exclusive of RWS’s ODU/transceiver product line and the manufacturing service business.

The completion of the sale transaction with Powerwave, if approved by REMEC shareholders, will result in RWS divesting the majority of its operating assets and liabilities. Consequently, if the sale transaction is approved and consummated, the financial and operational viability of RWS and REMEC will become increasingly uncertain. As a result, in connection with seeking shareholder approval of the aforementioned transactions, the Board of Directors intends to ask REMEC shareholders to approve and adopt a plan of dissolution/liquidation which will allow for the orderly disposition of REMEC’s remaining assets and businesses. If shareholders do not approve the proposed sale to Powerwave, it is possible that RWS or REMEC may require additional sources of financing in order to maintain its current operations. These additional sources of financing may include bank borrowings or public or private offerings of equity or debt securities. While management believes it will have access to these financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, if at all.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Principles of Combination

The accompanying combined financial statements include the wholly owned subsidiaries of REMEC that are part of RWS, including one variable interest entity. These financial statements also include the assets, liabilities and corporate expenses of REMEC, the corporate entity, and includes interest and an allocation of legal, IT, payroll and employee benefits and other expenses attributable to RWS. Intercompany transactions between companies in the combined group have been eliminated in combination.

The accompanying combined financial statements of RWS exclude the assets, liabilities, revenues and expenses of REMEC Defense & Space Inc., a subsidiary sold to an unrelated third party in May 2005 for approximately $253 million in cash. Such subsidiary constituted the entire Defense & Space reportable segment.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, as amended (“Interpretation No. 46”), which addresses the consolidation of variable interest entities (“VIEs”). Under Interpretation No. 46, arrangements that are not controlled through voting or similar rights are accounted for as VIEs. An enterprise is required to consolidate a VIE if it is the primary beneficiary of the VIE. Interpretation No. 46 applies immediately to arrangements created after January 31, 2003 and, with respect to arrangements created before February 1, 2003, the interpretation was applied to RWS as of February 1, 2004. The adoption of Interpretation No. 46 has not materially affected RWS’s combined net loss. Prior period information has not been restated to conform to the presentation in the current period.

Under Interpretation No. 46, a VIE is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity through voting or similar rights, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity is deemed to be a VIE, pursuant to Interpretation No. 46, an enterprise that absorbs a majority of the expected losses or residual returns of the VIE is considered the primary beneficiary and must consolidate the VIE.

Based on the provisions of Interpretation No. 46, management has concluded that an entity in the Philippines is a VIE in which the RWS is the primary beneficiary, as RWS provides the financial support necessary for the entity to carry its normal operations. The entity is engaged in the ownership of land. Accordingly, the financial statements of the VIE have been combined into RWS as of January 31, 2005 as follows:

$ 000’s
Total Assets	$1,024
Total Liabilities	(967)
Equity	(57)

RWS’s maximum exposure to loss related to this entity was approximately $1.0 million at January 31, 2005.

Cash, Cash Equivalents and Short-Term Investments

RWS considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents are comprised of money market funds, U.S. government and other corporate debt securities. Cash and cash equivalents included investments in debt securities of $9.0 million

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

at January 31, 2004 and there were none at January 31, 2005. RWS evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

Statement of Financial Accounting Standard (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities requires companies to record certain debt and equity security investments at market value. Investments with maturities greater than three months are classified as short-term investments. All of RWS’s short-term investments are classified as available-for-sale and are reported at fair value with any unrealized gains and losses, net of tax, recorded as a separate component of accumulated other comprehensive income (loss) within shareholders’ equity. RWS manages its cash equivalents and short-term investments as a single portfolio of highly marketable securities, all of which are intended to be available for RWS’s current operations. The carrying amounts of these securities approximate fair value due to the short maturities of these instruments.

Derivative Financial Instruments

RWS recognizes all derivatives, consisting of foreign currency forward contracts, as either assets or liabilities in the combined balance sheets and measures those instruments at fair value, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Gains and losses resulting from changes in the fair values of those derivative instruments are recorded to earnings or other comprehensive income depending on the use of the derivative instrument and whether it qualifies for hedge accounting. For those instruments qualifying for hedge accounting, RWS formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. RWS also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, RWS would discontinue the hedge accounting prospectively.

Concentration of Credit Risk

Accounts receivable are principally from domestic and international customers in the telecommunications industry. Credit is extended based on an evaluation of the customer’s financial condition and generally collateral is not required. RWS performs periodic credit evaluations of its customers and maintains reserves for potential credit losses.

During fiscal 2005, two RWS customers accounted for a total of 33% of RWS’s net sales. Two customers accounted for a total of 36% of RWS’s net sales during fiscal 2004. One customer accounted for more than 16% of RWS’s net sales during fiscal 2003.

Financial Instruments

Financial instruments that subject RWS to credit risk also consist of cash balances maintained in the United States in excess of federal depository insurance limits. The accounts maintained by RWS at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The uninsured balance was $33.0 million and $34.4 million at January 31, 2005 and 2004, respectively. RWS has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash.

Factoring Arrangement

In fiscal year 2004, RWS entered into a factoring arrangement whereby certain of its receivables were sold on a pre-approved, nonrecourse basis except in the event of dispute or claim as to price, terms, quality, material workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. Approximately 34.5% and 23.6% of accounts receivable were factored at January 31, 2005 and January 31, 2004, respectively. RWS had $8.1 million of advances from the factor outstanding at January 31, 2005 and none at January 31, 2004. In compliance with SFAS No. 140 and the terms of the arrangement, proceeds are collected from the financial institution and the receivables are removed from the balance sheet.

In fiscal year 2005, the factoring arrangement limit was increased from $15 million to $25 million, with all other terms and conditions remaining the same. Late in fiscal year 2005, a foreign subsidiary of RWS entered into a 6 million Euro factoring arrangement whereby certain of its receivables are sold on a pre-approved, non-recourse basis except in the event of dispute or claim as to price, terms, quality, material, workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. There were no factorings under this facility as of January 31, 2005.

Allowance for Doubtful Accounts

Allowances for doubtful accounts are based on estimates of losses related to customer’s receivable balances, excluding amounts that are factored. In establishing the appropriate provisions for customer receivables balances, RWS makes assumptions with respect to their future collectibility. RWS’s assumptions are based upon individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. An appropriate provision is made, which takes into account the severity of the likely loss on the outstanding receivable balance based on RWS’s experience in collecting these amounts. In addition to these individual assessments, in general, RWS provides a 5% reserve against all outstanding customer balances that are greater than 60 days past due. At January 31, 2005 and 2004, accounts receivable totaled $46.8 million and $48.5 million respectively, net of reserves for bad debt of $1.2 million and $2.1 million, respectively.

Inventories

Inventories are stated at the lower of weighted average cost or market. RWS provides allowances based on excess and obsolete inventories determined primarily by future demand sales forecasts. The allowance is measured as the difference between the cost of the inventory and market based upon assumptions about future demand and charged to the provision for inventory, which is a component of our cost of sales. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis, in compliance with SAB Topic 5.BB.

Long-Lived Assets

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years for network equipment, PCs and software, five to eight years for machinery and equipment and up to 30 years for facilities and facility related assets. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease period.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite useful lives are not amortized, but are reviewed annually for impairment or more frequently if impairment indicators arise. Separable intangible assets that have finite lives are amortized over their useful lives. SFAS No. 142 was adopted on February 1, 2002 and RWS has performed its impairment test on an on-going basis, but at least annually.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Intangible assets (other than goodwill) in the accompanying balance sheets are primarily comprised of trademarks and acquired technology attributable to RWS and recorded in connection with REMEC’s acquisitions. Intangible assets with finite lives (other than goodwill) are evaluated for impairment quarterly using undiscounted cash flows expected to result from the use of the assets as required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. These intangibles are amortized using the straight-line method over the estimated useful lives of the relevant intangible ranging from three to seven years. (See Note 5.)

Restricted Cash

Restricted cash totaled $9.4 million at January 31, 2005, $8.1 million of which relates to timing differences in our receivable factoring arrangement. The remaining $1.3 million consisted of $0.7 million in cash received by us that is due to Spectrum Controls, Inc., the buyer of our Components product line and $0.6 million was money held in escrow for a letter of credit. At January 31, 2004, restricted cash totaled $0.6 million which was money held in escrow for a letter of credit.

Fair Value of Financial Instruments

The estimated fair values for financial instruments under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, are determined at the balance sheet dates based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. For certain of RWS’s financial instruments, including cash, accounts and notes receivable, accounts payable, and letters of credit, the carrying amounts approximate fair value due to their maturities.

Warranty Obligations

RWS provides for the estimated costs of product warranties in the period sales are recognized. RWS’s warranty obligation is affected by historical product shipment levels, product performance and material and labor costs incurred in correcting product performance problems. Should product performance, material usage or labor repair costs differ from RWS’s estimates, revisions to the estimated warranty liability would be required.

Income Taxes

RWS is a part of REMEC and income tax expense is based on reported income (loss) before income taxes using the separate return method. In accordance with SFAS No. 109, Accounting for Income Taxes, deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. RWS records an estimated valuation allowance on its significant deferred tax assets when, based on the weight of available evidence (including the scheduled reversal of deferred tax liabilities, projected future taxable income or loss, and tax-planning strategies), it is more likely than not that some or all of the tax benefit will not be realized.

Income Tax Contingencies

Significant judgment is required in determining REMEC’s worldwide provision for income taxes. In the ordinary course of a global business, there are many transactions for which the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of intercompany arrangements to share revenue and costs. In such arrangements there are uncertainties about the amount and manner of such sharing, which could ultimately result in changes once the arrangements are reviewed by taxing authorities. Although REMEC believes that the

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

approach to determining the amount of such arrangements is reasonable, no assurance can be given that the final exposure of these matters will not be materially different than that which is reflected in RWS’s historical income tax provisions and accruals.

In evaluating the exposure associated with various tax filing positions, RWS accrues charges for probable exposures. At January 31, 2005, RWS believes it has appropriately accrued for probable exposures. To the extent REMEC were to prevail in matters for which accruals have been established or be required to pay amounts in excess of these accruals, RWS’s effective tax rate in a given financial statement period could be materially affected.

Foreign Currency Translation

RWS translates the financial statements of its Finnish, U.K., and South Korean subsidiaries in accordance with SFAS No. 52, Foreign Currency Translation. The functional currency for all other foreign subsidiaries is the U.S. dollar or in currencies tied to the U.S. dollar. Foreign currency balance sheet accounts are translated into U.S. dollars at a rate of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of comprehensive income (loss) within owner’s equity. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income. Realized and unrealized foreign currency transaction (losses) gains totaled $(0.3) million, $0.7 million, and $(0.5) million during fiscal years 2005, 2004 and 2003 respectively.

Revenue Recognition

RWS recognizes revenue pursuant to Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

In accordance with SAB No. 104, revenues from product sales are recognized upon shipment of product and transfer of title to customers.

Prospective losses on future commitments are accrued for based upon the anticipated excess of inventoriable manufacturing costs over the selling price of the remaining units to be delivered. Actual losses could differ from those estimated due to changes in the ultimate manufacturing costs and other items.

Shipping Costs

RWS follows EITF 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping costs related to shipments between production facilities and shipments from production facilities to distribution facilities are reflected in costs of sales.

Research and Development

Research and development costs are primarily related to development initiatives associated with new wireless product development and are expensed in the period incurred.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Allocation of Corporate Costs

General, selling and administrative expenses in the accompanying combined financial statements include direct expenses specifically identified as incurred by RWS, and an allocation of other services provided by REMEC to RWS. These common services relate to legal, information technology, insurance, payroll, employee benefits, banking and accounting services, and have been allocated based on a widely accepted three factor formula, the elements being revenue, payroll and fixed assets relative to REMEC. Management believes the methods used to allocate these common services are reasonable. Total expenses allocated by REMEC were $19.3, $20.9 and $13.2 million for the years ended January 31, 2005, 2004 and 2003 respectively.

Exit and Disposal Activities

RWS accounts for expenses related to non-discretionary restructuring activities (including workforce reductions) in accordance with SFAS No. 146, Accounting for Costs Associated with Exit and Disposal Activities. GAAP prohibits the recognition of an exit-activity liability until (a) certain criteria (which demonstrate that it is reasonably probable that a present obligation to others has been incurred) are met, and (b) the fair value of such liability can be reasonably estimated. RWS applies the transition rules of SFAS No. 146 to account for exit activities that meet the criteria of EITF Issue No. 94-3.

Discontinued Operations

In accordance with SFAS No. 144, RWS accounts for the results of operations of a component of an entity that has been disposed or that meets all of the “held for sale” criteria, as discontinued operations, if the component’s operations and cash flows have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and RWS will not have any significant continuing involvement in the operations of the component after the disposal transaction. The “held for sale” classification requires having the appropriate approvals by our management, Board of Directors and shareholders, as applicable, and meeting other criteria. When all of these criteria are met, the component is then classified as “held for sale” and its operations reported as discontinued operations.

For the year ended January 31, 2005, the Components product line and the China Network Optimization product line have been reclassified as discontinued operations. Prior period assets are reported as “held for sale.”

At January 31, 2005, RWS’s other businesses (including ODU/Transceiver and Manufacturing Services assets) do not meet all of the “held for sale” criteria and are therefore not classified as discontinued operations. Although management has been authorized to seek buyers, the businesses are available for immediate sale, and they are being marketed, the sale is not probable and may not be completed within one year.

Stock Options

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which (i) amends SFAS No. 123, Accounting for Stock-Based Compensation to add two new transitional approaches when changing from the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees intrinsic value method of accounting for stock-based employee compensation to the SFAS No. 123 fair value method and (ii) amends APB Opinion No. 28, Interim Financial Reporting to call for disclosure of SFAS No. 123 pro forma information on a quarterly basis.

RWS includes the REMEC corporate entity and its employees. Consequently, the effect of stock options issued to the employees has been presented below pursuant to SFAS No. 123 and SFAS No. 148. Pro forma

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

information regarding net loss is required by SFAS No. 123, and has been determined as if RWS had accounted for employee stock options and employee stock purchase plan shares under the fair value method of that statement. The pro forma effects of stock-based compensation on net income (loss) have been estimated at the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions for the twelve months ended January 31, 2005, 2004, and 2003, respectively: risk-free interest rates of 3.6%, 6.0%, and 6.0%; dividend yields of 0%; expected volatility of 82.1%, 83.8%, and 85.0%, a weighted-average expected life of the option of 5, 6.3, and 7 years respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because employee stock options and rights under the employee stock purchase plan have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of its employee stock options or the rights granted under the employee stock purchase plan.

The following is a summary of the pro forma effects on reported net loss for the years indicated as if compensation expense had been recognized based on the fair value of the options at their grant date as prescribed by SFAS No. 123. For purposes of the pro forma disclosures, the estimated fair value of the options and the shares granted under the employee stock purchase plan is amortized to expense over their respective vesting or option periods.

	Years Ended January 31,
	2005	2004	2003
	(in thousands)
Reported net loss	$(107,088)	$(57,821)	$(59,519)
Pro forma
Add: Stock-based employee compensation expense included in net loss, net of tax effects	315	—	—
Deduct: Total stock-based employee compensation determined under fair value based method, net of related tax effects	(6,208)	(7,093)	(8,528)

Pro forma net loss	$(112,981)	$(64,914)	$(68,047)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions about the future that affect the amounts reported in these combined financial statements. These estimates include assessing the collectibility of accounts receivable, the realization of deferred tax assets, the usage and recoverability of inventories and long-lived assets (including goodwill) and the incurrence of losses on future commitments and warranty costs. The markets for RWS’s products are extremely competitive and are characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. As a result of such factors, actual results could differ from the estimates used by management.

Comprehensive Income (Loss)

RWS follows SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, unrealized gains and losses on investments, and the net unrealized gain (loss) on foreign currency forward contracts, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss).

Segment Information

RWS is a single segment in accordance with SFAS No. 131 Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123-R, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value-based model of APB Opinion 25, provided that the financial statements disclosed the pro forma net income or loss based on the fair-value method. Due to a recent SEC announcement delaying the effective date, RWS will be required to apply SFAS No. 123-R as of February 1, 2006. Thus, RWS’s combined financial statements will reflect an expense for (a) all share-based compensation arrangements granted beginning February 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value of those awards.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005. Management does not believe that this pronouncement will have a significant effect on RWS’s future financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. In Chapter 4 of ARB No. 43, paragraph 5 previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges…” SFAS No. 151 requires that such items be recognized as current-period charges, regardless of whether they meet the criterion of so abnormal (an undefined term). This pronouncement also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred in years beginning after June 15, 2005. Management does not believe this pronouncement will have a significant impact on RWS’s future financial statements.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In December 2003, the FASB issued a revision of SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This pronouncement (“SFAS No. 132-R”) expands employers’ disclosures about pension plans and other post-retirement benefits, but does not change the measurement or recognition of such plans required by SFAS No. 87, No. 88. or No. 106. SFAS No. 132-R retains the existing disclosure requirements of SFAS No. 132, and requires certain additional disclosures about defined benefit post-retirement plans. The defined benefit pension plan of RWS’s United Kingdom subsidiary is RWS’s only defined benefit post-retirement plan. Except as described in the following sentence, SFAS No. 132-R is effective for foreign pension plans for fiscal years ending after June 15, 2004; after the effective date, restatement for some of the new disclosures is required for earlier annual periods. Some of the interim-period disclosures mandated by SFAS No. 132-R (such as the components of net periodic benefit cost, and certain key assumptions) are effective for foreign pension plans for quarters beginning after December 15, 2003; other interim-period disclosures will not be required for RWS until the first quarter of 2005. RWS adopted the interim-period disclosure requirements, which became effective on January 1, 2004 and December 31, 2004, on those dates. The adoption of this pronouncement did not have a significant impact on RWS’s results of operations or financial condition.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position (“FSP”) FAS 150-03 (“FSP 150-3”), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatory redeemable non-controlling interests in (and issued by) limited-life combined subsidiaries, and (b) SFAS No. 150’s measurement guidance for other types of mandatory redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. RWS adopted SFAS No. 150 on the aforementioned effective dates. The adoption of this pronouncement did not have a material impact on RWS’s results of operations or financial condition.

In April 2003, the FASB issued SFAS No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This pronouncement is effective for contracts entered into or modified after June 30, 2003 (with certain exceptions), and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on RWS’s combined financial statements.

In January 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities, or “VIEs”), and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation or combination applies to an entity for which either: (a) the equity investors do not have a controlling financial interest; or (b) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are not small business issuers are as follows: (a) For interests in special-purpose entities: the first period ended after December 15, 2003; and (b) For all other types of VIEs: the first period ended after March 15, 2004. Management has determined that RWS has a VIE and as a result, an entity was combined in January 2005, which impacted its combined financial statements for fiscal year 2005 as previously discussed.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the Securities and Exchange Commission (the “SEC”), did not or are not believed by management to have a material impact on RWS’s present or future financial statements.

2. DISCONTINUED OPERATIONS

During fiscal year 2005, REMEC’s management engaged the services of financial advisors to facilitate the sale or divestiture of certain of its non-core business operations. The following transactions were completed during fiscal year 2005.

Components product line

In October 2004, RWS sold the Components product line to Spectrum Control, Inc. for $8.0 million cash. In addition, there is an earnout based on a percentage of net revenue in excess of certain targets for the fourth calendar quarter of 2004 (cash received and included below) and the first calendar quarter of 2005. A gain on the sale was realized as follows:

$ in 000’s
Cash proceeds from sale	$8,000
Earnout	308
Transaction expenses:
Transfer taxes	13
Retention bonuses	289
Legal and investment banker fees	750

Total expenses	1,052

Net proceeds	7,256
Net assets sold	5,615

Gain on sale	$1,641

China Network Optimization product line

In December 2004, RWS sold the China Network Optimization product line for $3.7 million cash ($1.0 million was received at closing and $2.7 million is in escrow for no longer than 6 months as of the closing date), the return of certain securities, and the assumption of certain liabilities. A gain on the sale was realized as follows:

$ in 000’s
Cash proceeds from sale	$3,725
Transaction expenses:
Other termination costs	94
Transaction costs	100

Total expenses	194

Net proceeds	3,531
Net assets sold	894

Gain on sale	$2,637

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The results of operations of the product lines divested during fiscal year 2005 were as follows:

Operating Results Data	Components	China	Total
	(in thousands)
Year Ended January 31, 2005
Revenues	$10,208	$3,195	$13,403
Costs and expenses	(11,305)	(6,802)	(18,107)
Other income and expense	—	(6)	(6)
Interest and debt expense	—	(2)	(2)

Loss from discontinued operations, net of income taxes	(1,097)	(3,615)	(4,712)

Gain on disposal of discontinued operations, net of income taxes	1,641	2,637	4,278

Income (loss) from discontinued operations, net of income taxes	$544	$(978)	$(434)

The results of operations of the product lines divested during fiscal year 2004 were as follows:

Operating Results Data	Components	China	Total
	(in thousands)
Year Ended January 31, 2004
Revenues	$18,132	$7,725	$25,857
Costs and expenses	(23,687)	(7,680)	(31,367)
Other income	—	12	12

Income (loss) from discontinued operations	$(5,555)	$57	$(5,498)

The results of operations of product lines divested during fiscal year 2003 were as follows:

Operating Results Data	Components
(in thousands)
Year Ended January 31, 2003
Revenues	$12,463
Costs and expenses	(13,273)
Other expense	(29)

Loss from discontinued operations	$(839)

3. PRIOR ACQUISITIONS

Paradigm Wireless Systems, Inc. (“Paradigm”)

In November 2003, RWS acquired all of the assets and assumed all of the obligations of Paradigm, a private domestic merchant supplier of RF power amplifiers to the telecommunications infrastructure industry, in a stock-for-stock merger. The addition of Paradigm expanded RWS’s amplifier product portfolio. The factors contributing to the purchase price that resulted in $17.3 million of goodwill was the acquired OEM customer base in the growing market of China, significant penetration in the South Korean market, and a large U.S. OEM amplifier account. The acquisition was valued at $22.1 million (based upon the average closing price of REMEC’s stock for the period of two days before, the day of, and two days after the date the terms of the purchase agreement were agreed to, or $11.49 per share). RWS accounted for this transaction as a purchase in accordance with FAS No. 141, Business Combinations. The results of Paradigm have been included in the combined financial statements from the date of acquisition forward.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following is a schedule detailing the $22.1 million purchase price paid for Paradigm:

$ in 000’s
REMEC common stock	$21,736
Cash paid for fractional shares	1
REMEC redeemable preferred stock	90
Legal expenses	197
Accounting and other transaction fees	53

Total paid consideration	$22,077

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Based on management’s review of the analysis of the tangible and intangible assets and liabilities of Paradigm, the purchase price was allocated as follows (in 000’s):

At November 10, 2003
Accounts receivable and other receivables	$3,611
Inventories	3,345
Other current assets	217
Property, plant, and equipment	1,701
Other long-term assets, including other intangibles of $126	174
Goodwill	17,293

Total assets acquired	26,341
Current liabilities	(4,264)

Net assets acquired	$22,077

The $17.3 million of goodwill was assigned to RWS, none of which was expected to be deductible for tax purposes. The $126,000 of other intangibles was primarily related to customer base and backlog and is being amortized over its useful life.

Himark Telecom Group Limited (“Himark”)

In May 2003, RWS acquired the business of the Himark group, a group of companies in the private sales distribution and value-added telecommunications sector which are headquartered in Beijing, People’s Republic of China. RWS paid consideration of approximately $12.1 million, which included shares of REMEC common stock with a value of $7.0 million, as well as cash, a note payable and Class A Preferred Stock of REMEC International, Inc. The Class A Preferred Stock of REMEC International, Inc. was convertible in certain circumstances into securities granting a 10% ownership interest of REMEC’s combined Chinese operations. Prior to the acquisition, the Himark group jointly provided sales and distribution services for REMEC since its entry into the China telecom market. Management believed that the addition of Himark would accelerate RWS’s penetration of the China market and broaden its product offering by selling network optimization services. These were the primary factors contributing to the $9.9 million recognition of goodwill. RWS accounted for this transaction as a purchase in accordance with SFAS No. 141. The results of Himark were included in these combined financial statements from the date of acquisition forward. The China Network Optimization piece of this business was disposed in December 2004 and reported as Discontinued Operations (see Note 2).

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following is a schedule detailing the $12.1 million purchase price paid for Himark:

$ in 000’s
REMEC common stock	$7,000
Cash	1,500
Note payable assumed net of assets purchased	1,314
Inter-Company receivable forgiveness	1,851
Legal expenses	417

Total paid consideration	$12,082

Management determined that the Class A Preferred shares of REMEC International had only nominal value, and for accounting purposes no value was ascribed to them as part of accounting for this acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Based on management’s review of the analysis of the tangible and intangible assets and liabilities of Himark, the purchase price has been allocated as follows (in 000’s):

At June 1, 2003
Accounts receivable	$1,554
Inventories	800
Other current assets	135
Property, plant, and equipment	148
Goodwill	9,868

Total assets acquired	12,505
Current liabilities	(423)

Net assets acquired	$12,082

Spectrian Corporation (“Spectrian”)

On December 20, 2002, RWS acquired all of the assets and assumed all of the obligations of Spectrian for the purchase price of $44.8 million. The purchase price was comprised of $38.5 million, which represented the value of the 11,524,000 shares of REMEC’s common stock issued to the former Spectrian stockholders (based upon the average closing price of the REMEC’s stock for the period of two days before and two days after the date the terms of the revised purchase agreement were agreed to, or $3.34 per share), the fair value of Spectrian options assumed of $2.6 million (2,445,065 options assumed at a weighted average exercise price of $16.91) and acquisition related costs of $3.7 million. Spectrian was a leading designer and manufacturer of single carrier and multi-carrier high-power RF amplifiers for the worldwide wireless communications industry, utilized in both wireless data and voice applications. The acquisition was accounted for as a purchase, and accordingly, the total purchase price was allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of SFAS No. 141. These combined financial statements include the results of Spectrian from the date of acquisition forward.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Based on management’s review of the analysis of the tangible and intangible assets and liabilities of Spectrian, the purchase price has been allocated as follows (in 000’s):

At December 20, 2002
Cash and cash equivalents	$32,328
Short-term investments	12,449
Accounts receivable and other receivables	10,680
Inventories	10,553
Other current assets	1,075
Property, plant, and equipment	4,806
Other long-term assets	476

Total assets acquired	72,367

Account payable	(5,761)
Accrued salaries, benefits, and related taxes	(4,072)
Accrued warranty	(6,200)
Accrued adverse purchase commitments	(5,135)
Accrued restructuring	(1,613)
Accrued expenses and other liabilities	(4,832)

Current liabilities	(27,613)

Net assets acquired	$44,754

The estimated fair values of identifiable tangible assets and liabilities acquired from Spectrian exceeded the amount paid, resulting in negative goodwill of $4.3 million. In accordance with SFAS No. 141, the negative goodwill was allocated to the non-current assets of Spectrian. Subsequently, management determined that it had under estimated the cost of exiting certain lease obligations associated with the former Spectrian operations. As such, RWS increased its accrual for lease obligations by $4.9 million during the fourth quarter of fiscal 2004, reinstated the aforementioned non-current assets, and recorded $0.6 million of goodwill associated with this transaction.

Pro Forma Information

The following unaudited pro forma summary presents the combined results of operations of RWS assuming that the acquisitions of Paradigm and Spectrian, had occurred on February 1, 2002 and that the Himark acquisition and subsequent divestiture of the related China Network Optimization product line are included in the loss from discontinued operations.

The pro forma condensed combined results of operations would be as follows (in 000’s):

	Years ended January 31,
	2005	2004	2003
	(unaudited)
Pro forma net loss from continuing operations	$(106,654)	$(65,020)	$(106,249)
Pro forma net loss from discontinued operations	(434)	(5,498)	(839)

Pro forma net loss (1) (2)	$(107,088)	$(70,518)	$(107,088)

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(1)	Fiscal 2005 results include a $62.4 million charge to write-off impaired goodwill.
(2)	Fiscal 2003 results include a $24.5 million charge to write-down the carrying value of deferred tax assets.

This pro forma data is presented for informational purposes only and does not purport to be indicative of the results of future operations of RWS or of the results that would have actually occurred had the transactions taken place on February 1, 2002.

4. PROPOSED TRANSACTION SUBJECT TO SHAREHOLDER APPROVAL

Wireless Systems

In March 2005, REMEC entered into a definitive agreement with Powerwave Technologies, Inc. (“Powerwave”) to sell selected assets and liabilities of RWS’s product lines to Powerwave for 10 million shares of Powerwave’s common stock and $40 million in cash. Based on Powerwave’s closing price on Friday, March 11, 2005, the transaction value is approximately $120 million. The transaction includes our RF conditioning products, filters, tower-mounted amplifiers and RF power amplifiers. The transaction also includes our manufacturing facilities in Costa Rica, China and the Philippines, as well as certain employee related costs, certain facility lease obligations, product lines and assets and liabilities related to the product lines being acquired. The assets and liabilities to be sold to Powerwave are referred to below as the “Wireless Assets.” RWS will retain certain assets that include the ODU/Transceiver product line and the manufacturing services business.

The proposed sale to Powerwave is a result of REMEC’s ongoing review of strategic alternatives to increase shareholder value. The completion of this transaction will result in RWS divesting a substantial portion of its operating assets and liabilities. This sale requires shareholder approval.

The tables below reflect an unaudited pro forma condensed combined balance sheet at January 31, 2005 and pro forma condensed combined results of operations for the year ended January 31, 2005 considering the effects of the proposed sale to Powerwave which is subject to shareholder approval:

		Proposed Sale of Wireless Assets (a)
	RWS Historical	Historical Assets and Liabilities to be Sold	Other Pro Forma Adjustments	RWS Pro Forma
	(unaudited, in thousands)
2005 Condensed Combined Pro Forma Balance Sheet
Current assets	$163,158	$(84,361)	$45,600	$124,397
Long term assets	70,449	(48,924)	80,000	101,525

Total assets	$233,607	$(133,285)	$125,600	$225,922

Current Liabilities	91,994	(60,068)	11,904	43,830
Long term liabilities	1,734	(979)	—	755
Advance from affiliated company	27,012	—	—	27,012
Owner’s equity	112,867	(72,238)	113,696	154,325

Total liabilities and owner’s equity	$233,607	$(133,285)	$125,600	$225,922

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	RWS Historical	Proposed Sale of Wireless Assets (b)	RWS Pro Forma
	(unaudited, in thousands)
2005 Condensed Combined Pro Forma Result of Operations
Revenues	$324,358	$(252,739)	$71,619
Cost of sales	286,755	(227,877)	58,878

Gross margin	37,603	(24,862)	12,741
Operating expenses	144,080	(127,622)	16,458

Loss from continuing operations	(106,477)	102,760	(3,717)

Other income and expense	(239)	(239)	—
Provision for income taxes	(62)	—	(62)

Loss from continuing operations	(106,654)	102,999	(3,655)
Loss from discontinued operations, net	(434)	—	(434)

Net loss (c)	$(107,088)	$102,999	$(4,089)

(a)	Reflects, the removal from our balance sheet of the assets to be purchased and the liabilities to be assumed by Powerwave under the terms of the Asset Purchase Agreement, the cash to be received as a result of the sale (adjusted by the payment of $2.9 million in certain transaction expenses), the cash to be received from the exercise of vested equity instruments totaling $8.4 million, and the accrual of $11.9 million of additional transaction and other liabilities arising as a result of the sale (primarily for D&O insurance trailer and employee costs including compensation expense associated with equity instruments which vested as a result of a change of control, retention bonuses and severance payments), as if these events occurred on January 31, 2005. We have not assumed any additional tax liability from the proposed sale. The amount of gain we will recognize will depend on the final market price of Powerwave’s stock. Since we expect that all of our net operating and capital losses, including losses we are carrying over from prior years, as well as available state and federal income tax credits, will be absorbed to offset taxes that would otherwise be due as a result of our sale of another REMEC subsidiary, such amounts would not be available to offset gains from the proposed sale. As a result, federal and state income taxes are not expected to be material at the Powerwave stock market price of $8.00 per share (the price at the date of announcement); however, for any increase in Powerwave’s stock market price above $8.00 per share, the tax liability will be approximately 40%.
(b)	These adjustments reflect the elimination of the revenue and direct costs associated with the net assets to be sold to Powerwave as if the transaction had occurred at the beginning of the period presented.
(c)	Upon consummation of the proposed sale, RWS anticipates recognizing a gain of approximately $40 million.

The pro forma data above is presented for informational purposes only and does not purport to be indicative of the results of future operations of RWS or REMEC or of the results that would have actually occurred had the transactions taken place on the dates assumed.

5. FINANCIAL STATEMENT DETAILS

Short-Term Investments

SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires companies to record certain debt and equity security investments at market value. Investments with maturities greater than three months are classified as short-term investments. All of RWS’s short-term investments are classified as

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

available-for-sale and are reported at fair value with any material unrealized gains and losses, net of tax, recorded as a separate component of accumulated other comprehensive income (loss) within owner’s equity. Cash equivalents and short-term investments are managed as a single portfolio of highly marketable securities, all of which are intended to be available for RWS’s current operations. As of January 31, 2005 and January 31, 2004, RWS had short-term investments of $4.5 million and $10.3 million, respectively. Unrealized gains on short-term investments as of January 31, 2005 are included in other comprehensive income. Gross realized and unrealized gains and losses on sales of short-term investments were not significant in either 2005 or 2004. As of January 31, 2005, all short-term investments in debt securities mature in one year or less.

Short-term investments, by security type, consist of the following (in 000’s):

	Recorded Value January 31,
	2005	2004
Commercial Paper	$1,943	$4,240
U.S. Government Agencies	2,588	6,056

	$4,531	$10,296

Derivative Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. REMEC or RWS had not engaged in hedging or derivative transactions until January 2004. RWS uses derivatives to manage foreign currency risk and not for trading purposes.

Foreign Currency Cash Flow Hedges

RWS transacts sales denominated in Euros with two of our largest customers and entered into hedging contracts to offset the potential exposure related to foreign currency fluctuations. During the fiscal year 2004, we entered into forward contracts which did not qualify for special hedge accounting, therefore the forward contracts were marked to market and related gains and losses were recorded in income. The net realized loss related to these contracts were $0.3 million in fiscal 2004, which is included in other income, net. All of these contracts were settled as of January 31, 2004.

To address increasing revenue growth denominated in foreign currencies and the related currency risks, in the fourth quarter of fiscal year 2004, RWS established a formal documented program to utilize foreign currency contracts to both mitigate the impact of currency fluctuations on existing foreign currency asset and liability balances as well as to reduce the risk to earnings and cash flows associated with selected anticipated foreign currency transactions anticipated within 12 months. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, all derivatives are recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, that are not designated for special accounting treatment, or that are not effective as hedges, are recognized currently in earnings.

Cash Flow Hedging. In fiscal year 2004, RWS began designating and documenting foreign exchange forward contracts related to forecasted sales as SFAS No. 133 cash flow hedges. RWS calculates hedge

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

effectiveness, excluding time value, at least quarterly. The change in the fair value of the derivative on a spot to spot basis is compared to the spot to spot change in the anticipated transaction, with the effective portion recorded in other comprehensive income until it is reclassified to revenue together with the anticipated transaction upon revenue recognition. In fiscal 2005, a gain of $0.3 million was recorded in other income associated with forecasted transactions that were no longer expected to occur as originally documented, and a charge $0.9 million in other income associated with time value that has been excluded from effectiveness testing. In the event it becomes probable that additional hedged anticipated transactions will not occur, the gains or losses on the related cash flow hedges will immediately be reclassified from OCI (other comprehensive income) to other income. At January 31, 2005, all outstanding cash flow hedging derivatives had a maturity of less than 6 months.

The following table summarizes impact of cash flow hedges on OCI (pre-tax) in fiscal 2005:

Pre-Tax OCI
(in thousands)
Ending balance gain at January 31, 2004	$1,307
Net change on cash flow hedges	(1,258)
Reclassifications to revenue	154
Reclassifications to other income	(307)

Ending balance loss at January 31, 2005	$(104)

RWS anticipates reclassifying the entire OCI balance to revenue within the next 6 months upon recognition of the anticipated sales.

Balance Sheet Hedging. REMEC manages the foreign currency risk associated with foreign currency denominated assets and liabilities using foreign exchange forward contracts with maturities of less than 12 months. These contracts are not designated under SFAS No. 133 for special accounting treatment and changes in their fair value are recognized currently in other income and substantially offset the remeasurement gains and losses associated with the foreign currency denominated assets and liabilities.

Outstanding net foreign exchange forward contracts at January 31, 2005 are presented in the table below. Weighted average forward rates are quoted using market convention.

	Net Notional Amount	Weighted Average Rate
	($000)
Cash Flow Hedges:
Euro purchases	$28,159	1.3059

Inventories

Net inventories consist of the following (in 000’s):

	January 31, 2005			January 31, 2004
	Gross	Reserves	Net	Gross	Reserves	Net
Raw materials	$49,023	$(14,400)	$34,623	$53,854	$(18,584)	$35,270
Work in progress	9,468	—	9,468	19,504	—	19,504
Finished goods	20,246	(3,609)	16,637	14,736	(4,248)	10,488

	$78,737	$(18,009)	$60,728	$88,094	$(22,832)	$65,262

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Reserves for excess and obsolete inventory totaled $14.4 and $18.6 million as of January 31, 2005 and 2004, respectively. Additional reserves for anticipated contract losses totaled $3.6 million and $4.2 million as of January 31, 2005 and 2004, respectively.

Property, Plant and Equipment

Net property, plant and equipment consists of the following (in 000’s):

	January 31,
	2005	2004
Machinery and equipment	$85,851	$82,996
Land, building and improvements	12,917	16,840
Network equipment, PCs, software and other	12,936	13,655
Leasehold improvements	10,255	10,393

	121,959	123,884
Less accumulated depreciation and amortization	(64,642)	(61,924)

	$57,317	$61,960

Depreciation expense for the years ended January 31, 2005, 2004 and 2003, was $15.2 million, $14.6 million and $12.2 million, respectively.

Assets subject to capital leases were $5.9 million at January 31, 2005. We had no capital leases prior to fiscal year 2005.

Goodwill, Intangible and Other Assets

In June 2001, the FASB issued SFAS No. 141 and SFAS No. 142. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations closed after June 30, 2001 and also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and, instead, requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS No. 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized. SFAS No. 141 and SFAS No. 142 and the new rules on accounting for goodwill and other intangible assets were adopted effective February 1, 2002.

The following table summarizes the activity related to net goodwill (in 000’s):

	Year ended January 31,
	2005	2004
Balance at beginning of period	$62,256	$60,584
Revaluation of acquisition goodwill	144	1,672
Write-off of impaired goodwill	(62,400)	—

Balance at end of period	$—	$62,256

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

We are required to assess goodwill impairment in fiscal 2005 using the methodology prescribed by Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

The majority of our acquisitions that resulted in goodwill being recorded fall within RWS. The majority of goodwill and other long-lived assets within RWS were attributable to the ADC Mersum OY, Himark and Paradigm acquisitions.

Management determined in accordance with SFAS No. 142 that our RWS segment met the criteria for aggregation and therefore performed its analysis at the reporting segment level.

During the fiscal quarter ended July 30, 2004, Management determined there were indicators of impairment for the Wireless Systems reporting segment as a result of changes in management’s assumptions with respect to revenue growth and gross margins. Management tested the goodwill of RWS for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The performance of the test required a two-step process. The first step of the test involved comparing the fair value of the affected reporting unit with the aggregate carrying value, including goodwill. RWS estimated its fair value as of July 2004 using the income approach methodology of valuation. The assumptions used in this impairment test included sales growth rates ranging from 4%-8%, gross profit margins ranging from 14%-24%, and a discount rate of 18.6%. The estimates used reflected RWS’s inability to gain market segment share or attain the level of profitability previously anticipated. As a result of this comparison, RWS determined that its carrying value exceeded its implied fair value as of July 2004. Management made its best estimate of the goodwill impairment loss for RWS to be $62.4 million, the total amount of goodwill. In accordance with SFAS No. 142, an estimated charge was recorded to write down the value of its goodwill in the fiscal quarter ended July 30, 2004.

The primary factors that contributed to the impairment assessment of RWS reporting segment in the second quarter of fiscal 2005 were continued projected losses resulting from industry overcapacity resulting in lower profit margins, and manufacturing cost reductions lagging market price decreases.

Other Intangible Assets

Acquired intangible assets subject to amortization at January 31, 2005 were as follows (in 000’s):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Core technology	$4,800	$(2,228)	$2,572
Patents and trademark	111	(111)	—

	$4,911	$(2,339)	$2,572

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Acquired intangible assets subject to amortization at January 31, 2004 were as follows (in 000’s):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Core technology	$4,800	$(1,543)	$3,257
Patents and trademark	142	(142)	—

	$4,942	$(1,685)	$3,257

Amortization expense related to other intangible assets totaled $0.7 million, $0.7 million, and $0.7 million for fiscal years 2005, 2004 and 2003, respectively. The estimated future annual amortization expense for amortized intangible assets owned as of January 31, 2005 is as follows (in 000’s):

Amortization Expense
Fiscal 2006	$686
Fiscal 2007	686
Fiscal 2008	686
Fiscal 2009	514

Total amortization expense	$2,572

At January 31, 2005, intangible assets other than goodwill were evaluated for impairment using undiscounted cash flows expected to result from the use of the assets as required by SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. No impairment loss was recognized during fiscal 2005 related to these assets.

Other Investments

During fiscal 2001, $13.6 million was invested in the common stock of Allgon AB as part of a planned acquisition. The carrying value of this investment was adjusted to its fair market value of $9.9 million at January 31, 2001 in accordance with SFAS No. 115 and the unrealized loss of $3.7 million was included in accumulated comprehensive income in the combined statements of owner’s equity in fiscal 2001. In the first quarter of fiscal 2002, a $9.4 million charge was recognized in the combined statement of operations to write-down this investment to its then current fair market value based on the quoted market price. The subsequent $2.4 million increase in the value of this investment during fiscal 2002 was included in other comprehensive income. During fiscal 2003, RWS reflected the reversal of this unrealized gain in other comprehensive income and also recognized a $1.8 million charge in the combined statement of operations to write-down this investment to its current fair market value based on the quoted market price. During the fourth quarter of fiscal 2004, the securities were sold for $2.4 million.

During fiscal 2003, RWS received a common stock warrant from a customer in a contract settlement agreement. During the fourth quarter of fiscal 2004, RWS exercised the warrant and sold the underlying securities for $5.3 million. The resulting gain of $4.5 million is reflected in other income in the Combined Statement of Operations.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in 000’s):

	January 31,
	2005	2004
Accrued warranty	$8,667	$8,687
Accrued lease obligations	6,449	6,292
Accrued taxes	5,374	2,630
Accrued capital leases	3,963	—
Accrued insurance	3,603	2,891
Accrued audit and legal fees	1,757	450
Accrued bonuses	500	499
Accrued restructuring	—	2,638
Accrued operating expenses and other current liabilities	11,537	8,603

	$41,850	$32,690

Capital Leases

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum less payments as of January 31, 2005 (in 000’s):

Capital Leases
Fiscal 2006	$3,018
Fiscal 2007	754
Fiscal 2008	199
Fiscal 2009	—
Fiscal 2010	—
Thereafter	—

Total minimum capital lease payments	3,971
Less: Amount representing interest	(8)

Present value of net minimum lease payments	$3,963

Comprehensive Income

The components of accumulated other comprehensive income are as follow (in 000’s):

	January 31,
	2005	2004
Cumulative translation adjustment	$4,309	$4,479
Accumulated unrealized gain on foreign currency forward contracts	1,426	1,426
Accumulated unrealized loss on foreign currency forward contracts	(1,530)	(116)

Total accumulated other comprehensive income	$4,205	$5,789

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. OWNER’S EQUITY

The combined financial statements of RWS include the REMEC corporate entity. Consequently, equity activity and relevant disclosures pertaining to REMEC owner’s equity in RWS have been presented below.

Reclassification

On May 20, 2005, REMEC announced that it had completed the sale of its Defense & Space group to Chelton Microwave for $260 million, less approximately $7 million of post-closing adjustments. The net proceeds before transaction and other costs to REMEC was approximately $253 million.

On May 20, 2005, REMEC completed the reclassification of its common stock to allow for the distribution of proceeds from the proposed merger sale of REMEC Defense & Space Group. Pursuant to the reclassification, which was approved by the shareholders on May 18, 2005, effective May 20, 2005, each share of REMEC’s common stock converted into a fractional share of common stock, which entitled the shareholder to voting rights, and one share of redemption stock, to be automatically redeemed by REMEC. As a result of the reclassification and redemption, each holder of one share of REMEC’s existing common stock at the close of trading on the Nasdaq National Market on May 20, 2005 was entitled to receive 0.446 of a new share of common stock (plus $2.80 per share in cash for the redemption share). The reclassification and redemption resulted in a substantial decrease in the number of REMEC’s outstanding shares.

Stock options outstanding were not affected by the reclassification described in the preceding paragraph.

Stock Option Plans

REMEC’s 1995 and 2001 Equity Incentive Plans provide for the grant of incentive stock options, non-qualified stock options, restricted stock awards, stock purchase rights or performance shares to employees of RWS. The Plans’ original terms contain acceleration provisions in the event of a change in control or a sale of substantially all assets of RWS at the discretion of REMEC’s Board of Directors. REMEC’s shareholders have approved the issuance of a total of 13,411,000 shares of common stock under the two plans. The exercise price of the incentive stock options must at least equal the fair market value of the common stock on the date of grant, and the exercise price of non-qualified options may be no less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans generally vest over four years and generally expire nine years from the date of grant.

REMEC tendered an offer to employees to exchange certain outstanding options to purchase shares of REMEC’s common stock with exercise prices of $15.00 per share or greater for Restricted Stock Units that will represent the right to receive shares of common stock of REMEC. The exchange ratio was 4 options for 1 restricted stock unit. Each restricted stock unit will vest 25% per year for four years from the date of grant and if employment is terminated prior to the vesting date of the restricted stock units, all or a portion of the unvested restricted stock units may be forfeited. As of August 30, 2004, options to purchase 8,141,992 shares of REMEC Common Stock were issued and outstanding, of which options to purchase approximately 1,262,531 shares of REMEC Common Stock, constituting approximately 15.5%, were held by eligible persons and were eligible for exchange in the Offer to Exchange. Approximately 990,325 options were exchanged for a total of 110,421 (247,581 pre-reclassification) restricted stock units as of the expiration date of the offer, November 7, 2004. RWS recognized compensation cost based on the fair value of the restricted stock units (equal to the quoted market price of the REMEC common stock on the exchange date) and amortized such expense over the respective vesting periods. Compensation expense recognized in fiscal year 2005 totaled $0.3 million.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

During fiscal 2005, REMEC issued 65,674 (147,250 pre-reclassification) shares of restricted stock to a number of salaried exempt employees. Each restricted stock unit will vest 25% per year for four years from the date of grant and if employment is terminated prior to the vesting date of the restricted stock units, all or a portion of the unvested restricted stock units may be forfeited. In addition, during fiscal 2005 RWS issued 74,928 (168,000 pre-reclassification) shares of restricted stock to officers. Some of these restricted stock units may vest in less than four years or become fully vested on change of control of RWS.

REMEC also maintains the 1996 Non-employee Directors Stock Option Plan under which 450,000 common shares have been reserved for non-qualified stock option grants to non-employee directors of REMEC. Under the Plan, option grants are automatically made on an annual basis at the fair market value of the stock on the date of grant. Options granted under the Plan generally vest over three years and generally expire nine years from the date of grant.

A summary of the REMEC stock option activity and related information is as follows:

	Years Ended January 31,
	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding—beginning of year	9,206,000	$10.82	10,686,000	$11.14	5,801,000	$12.30
Granted	1,029,000	7.45	653,000	8.60	5,794,000	4.11
Exercised	(190,000)	5.07	(549,000)	7.53	(15,000)	5.64
Exchanged	(990,000)	22.93	—	—	—	—
Forfeited/Cancelled	(2,088,000)	10.82	(1,584,000)	14.72	(894,000)	14.72

Outstanding—end of year	6,967,000	$8.14	9,206,000	$10.82	10,686,000	$11.14

The following table summarizes by price range the number, weighted average exercise price and weighted average life (in years) of options outstanding and the number and weighted average exercise price of exercisable options as of January 31, 2005:

	Total Outstanding
		Weighted Average		Total Exercisable
Price Range	Number of Shares	Exercise Price	Life	Number of Shares	Weighted Average Exercise Price
$0.00–$ 5.00	1,896,000	$2.99	7.1	740,000	$4.13
$5.01–$10.00	3,747,000	8.19	4.49	2,666,000	8.30
$10.01–$15.00	941,000	11.91	5.9	665,000	12.05
$15.01–$20.00	95,000	16.56	3.84	94,000	16.56
$20.01–$25.00	10,000	21.89	4.6	10,000	21.89
$25.01–$30.00	260,000	25.48	1.8	260,000	25.48
$30.01–$35.00	1,000	32.25	0.0	1,000	32.25
$35.01–$40.00	8,000	36.23	1.1	8,000	36.23
$40.01–$45.00	4,000	43.31	2.5	4,000	43.31
$45.01–$100.00	5,000	52.00	2.6	5,000	52.00

Total Plan	6,967,000	$8.14	5.2	4,453,000	$9.51

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

At January 31, 2005, options to purchase 2,068,000 shares of the REMEC’s common stock were available for future grant.

Stock Purchase Plan

REMEC’s Employee Stock Purchase Plan provides for the issuance of shares of REMEC’s common stock to eligible employees. During fiscal 2004, REMEC’s shareholders approved an increase in the number of shares available for issuance under the Employee Stock Purchase Plan to a total of 2,431,000 (5,450,000 pre-reclassification) shares of common stock. The price of the common shares purchased under the Employee Stock Purchase Plan will be equal to 85% of the fair market value of the common shares on the first or last day of the offering period, whichever is lower. As of January 31, 2005, a total of 717,000 (1,608,000 pre-reclassification) shares of REMEC’s common stock were available for issuance under the Employee Stock Purchase Plan.

Deferred Savings Plan

REMEC’s Deferred Savings Plan allows participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. Contributions are matched up to $180 per quarter, per employee. Employees vest immediately in their contributions and Company contributions vest over a two-year period. Contributions to this plan on behalf of employees totaled approximately $0.8 million, $0.4 million and $0.4 million for the years ended January 31, 2005, 2004 and 2003, respectively. RWS’s foreign subsidiaries maintain separate defined contribution retirement savings plans for substantially all of their employees. Participants may contribute a portion of their annual salaries subject to statutory annual limitations. A percentage of the employee’s contributions are matched as specified in the plan agreements. Contributions to these plans on behalf of employees totaled $0.4 million, $0.1 million and $0.3 million for the years ended January 31, 2005, 2004 and 2003, respectively.

Post-Retirement Benefit Plans

REMEC’s post-retirement benefit plan, which provides health care benefits to certain executives following employment. We account for these benefits under FAS 106, Employer’s Accounting for Post-retirement Benefits Other than Pensions, which requires REMEC’s obligation for post-retirement benefits to be provided to or for an employee be fully accrued by the date that employee attains full eligibility for all of the benefits expected to be received by that employee. The amount accrued each year is based upon actuarial valuations with a discount rate of 6.25% for fiscal 2005 and a remaining amortization period of 10.55 years. As of January 31, 2005, we had accrued $0.4 million of the total projected benefit of $1.2 million.

7. COMMITMENTS AND CONTINGENCIES

Bank Revolving Line of Credit Facility

On July 6, 2004, REMEC extended the term of its existing revolving working capital line of credit with its senior lender to July 5, 2005 and increased the maximum amount of the credit facility to $30 million. The borrowing rate under this credit facility is based on prime plus 1% with prime being defined as the bank’s most recently announced per annum “prime rate.” As of January 31, 2005 RWS has not had any borrowings under this credit facility; however $8.4 million has been used under letter of credit arrangements, $1.8 million for banking cash management products, $2.6 million has been utilized in connection with foreign currency forward contracts and $17.2 million remains available to increase its factoring line. The credit facility is secured by RWS’s domestic trade receivables and inventory. As of January 31, 2005 REMEC was in compliance with the financial

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

covenants contained in this credit facility. The facility is also subject to a “Material Adverse Change” clause whereby the bank can subjectively determine that RWS is in default under the credit agreement. The Material Adverse Change is defined as “if there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Borrower; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.” As of January 31, 2005, Management is not aware of any Material Adverse Change.

Factoring Arrangement

In fiscal year 2004, RWS entered into a factoring arrangement whereby certain of its receivables were sold on a pre-approved, nonrecourse basis except in the event of dispute or claim as to price, terms, quality, material workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. Approximately 34.5% and 23.6% of accounts receivable were factored at January 31, 2005 and January 31, 2004, respectively. RWS had $8.1 million of advances from the factor outstanding at January 31, 2005 and none at January 31, 2004. In compliance with SFAS No. 140 and the terms of the arrangement, proceeds are collected from the financial institution and the receivables are removed from the balance sheet.

In fiscal year 2005, the factoring arrangement limit was increased from $15 million to $25 million, with all other terms and conditions remaining the same. Late in fiscal year 2005, a foreign subsidiary of RWS entered into a 6 million Euro factoring arrangement whereby certain of its receivables are sold on a pre-approved, non-recourse basis except in the event of dispute or claim as to price, terms, quality, material, workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. There were no factorings under this facility as of January 31, 2005.

Leases

REMEC and RWS lease certain offices and production facilities under non-cancelable agreements classified as operating leases. Certain of these lease agreements include renewal options. At January 31, 2005, future minimum payments under these operating leases were as follows (in 000’s):

Operating Leases
Fiscal 2006	$7,600
Fiscal 2007	7,653
Fiscal 2008	6,638
Fiscal 2009	5,843
Fiscal 2010	5,541
Thereafter	15,483

Total minimum lease payments	$48,758

Rent expense totaled $5.3 million, $6.3 million and $4.5 million during fiscal 2005, 2004 and 2003, respectively. Minimum rental payments to be received by RWS under sub-lease rental arrangements are as follows: $1.5 million (2006), $1.5 million (2007), $1.5 million (2008) and $1.5 million (2009).

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Sale-Leaseback Transaction

In January 2002, REMEC completed a sale-leaseback transaction of its Escondido, California facility resulting in a $0.6 million gain on the transaction. Effective upon the closing of the sale, RWS leased the building back from the buyer. RWS deferred the $0.6 million gain and is amortizing it over the term of the lease. The new lease term provided for a 5-year lease with monthly lease payments totaling approximately $15,000. Under the terms of the lease beginning March 2002, each March thereafter the monthly rent is increased by 3%.

Warranty

Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of a product or service for deficiencies under specific product or service warranty provisions. The warranty reserves are determined as a percentage of revenues based on the actual trend of historical charges incurred over various periods, excluding any significant or infrequent issues that are specifically identified and reserved. Accrued warranty liability totaled $8,667 at January 31, 2005. RWS provides warranty on its products over periods ranging from one to seven years, depending on the product. Should product performance, material usage or labor repair costs differ from RWS’s estimates, revisions to the estimated accrued warranty liability would be required.

The following table summarizes the activity related to warranty reserves (000’s):

	Years Ended January 31
	2005	2004
Balance at beginning of year	$8,687	$8,563
Additions to reserve	3,120	2,218
Usage and release of warranty reserves	(3,140)	(2,094)

Balance at end of year	$8,667	$8,687

Indemnifications and Guarantees

Effective January 1, 2003, the recognition provisions of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Others, were adopted, which expands previously issued accounting guidance for certain guarantees. Indemnifications issued or modified during the year ended January 31, 2005 did not have a material effect on the combined financial statements. A description of REMEC and RWS’s indemnifications and guarantees as of January 31, 2005 are provided below. Management is unable to reasonably estimate the maximum amount that could be payable under these arrangements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made under these agreements have not had a material effect on our business, financial condition or results of operations other than certain guaranteed payments made in connection with the customer financing arrangements discussed below.

RWS often designs, develops and manufactures standard “off-the-shelf” products and may provide the customer with an indemnification against any liability arising from third-party claims of patent, copyright or trademark infringement based upon the design or manufacturing of such products. RWS cannot determine the maximum amount of losses that it could incur under this type of indemnification because it often may not have enough information about the nature and scope of an infringement claim until it has been submitted to RWS and, to date, no claims have been made.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

REMEC and RWS indemnifies their directors and certain of its current and former officers against third party claims against them in their capacity as directors or officers. Certain of the costs incurred for providing such indemnification may be recovered under various insurance policies.

REMEC has guaranteed the performance of two of its wholly-owned subsidiaries under a bank agreement to purchase accounts receivable from the subsidiary. This guarantee provides that if the customer does not pay the accounts receivable due to the subsidiary’s failure to perform the underlying contract, RWS guarantees that its subsidiary will repay the funds received from the bank. There have been no uncollected accounts receivable to date and none are anticipated. The total amount of the potential obligation at January 31, 2005 is $24.6 million. Management believes that the likelihood of a payment associated with this guarantee is remote as the failure of the customer to make their required payments to RWS would be a breach of the underlying contract and would subject them to a claim for damages from RWS.

Litigation

Our commitment and contingencies include claims and litigation in the normal course of business. In the opinion of management, based in part on outside counsel, these matters are not expected to have a material adverse effect on RWS’s results of operations and financial position.

On September 29, 2004, three class action lawsuits were filed against REMEC and current and former officers in the United States District Court for the Southern District of California alleging violations of federal securities laws between September 8, 2003 and September 8, 2004 (the “Class Period”). On January 18, 2005, the law firm of Milberg Weiss Bershad & Schulman LLP (“Milberg Weiss”) was appointed Lead Counsel and its client was appointed Lead Plaintiff.

On March 10, 2005, Milberg Weiss filed a Consolidated and Amended Complaint (the “Complaint”) naming REMEC, a former officer and a current officer as defendants (“Defendants”). The Consolidated and Amended Complaint asserts, among other things, that during the Class Period, the Defendants made false and misleading statements and failed to disclose material information regarding REMEC’s operations and future prospects. The Complaint seeks unspecified damages and legal expenses. On April 19, 2005, REMEC filed a Motion to Dismiss the complaint. REMEC believes that the lawsuit is with out merit and intends to defend against it vigorously.

On November 16, 2004, a civil complaint was filed in San Diego Superior Court by Cardinal Health 301, Inc. (formerly known as Pyxis Corporation) (“Cardinal”) against Tyco Electronics Corporation, Thomas & Betts Corporation and REMEC alleging breach of contract and breach of express and implied warranties with regard to certain products sold by RWS’s electronic manufacturing services business unit to Pyxis that incorporated allegedly defective components from Tyco and Thomas & Betts (the “Cardinal Complaint”).

On March 18, 2005, the court granted REMEC’s demurrer to the Cardinal Complaint, allowing Cardinal an opportunity to amend its complaint, which it has done. Cardinal’s amended complaint includes the previous claims plus adds a claim for breach of the covenant of good faith and fair dealing. Cardinal’s amended complaint seeks seven million dollars in damages plus legal expenses. REMEC’s response to the amended Cardinal Complaint, denying Cardinal’s claims and asserting a number of defenses, was filed on April 7, 2005. REMEC believes the lawsuit is without merit and intends to vigorously defend itself in this matter.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Letters of Credit

RWS has $8.4 million in outstanding letters of credit issued by financial institutions. The instruments mature through October 2005.

Environmental Matters

REMEC follows the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our financial condition, results of operations and cash flows. Further, Management is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

8. IMPAIRMENT OF OTHER LONG-LIVED ASSETS IN PRIOR YEARS

In connection with its Fiscal 2004 restructuring plan, RWS undertook the sale of two of its facilities in Finland. Based on independent estimates of the current market value of these facilities at that time, RWS recorded a charge of $1.0 million during the fourth quarter of fiscal 2004 to write down the carrying value of the facilities to their estimated fair market values. During fiscal 2003, RWS recorded an additional $0.7 million to write-down the leasehold improvements at abandoned facilities.

Write-Down of assets to market value
Year Ended January 31, 2002:
Impairment charge	$658
Direct reduction of assets	(658)

Balance at January 31, 2003	$—

Additional impairment charge	(1,038)
Direct reduction of assets	1,038

Balance at January 31, 2004	$—

9. RESTRUCTURING CHARGE

2004 Restructuring

During the fourth quarter of fiscal 2004, RWS announced that as a result of continued operating losses, it was discontinuing production in Finland, eliminating a significant number of positions in its Finnish and U.S. workforce and disposing of other non-strategic assets and operations. As a result, RWS recorded a restructuring charge of $2.7 million during the fourth quarter related to its fiscal 2004 restructuring plan. The restructuring charge included $2.1 million in employee severance and related costs for approximately 200 employees, all of who were identified as of January 31, 2004. The majority of these employees worked in RWS and all have left by the end of fiscal 2005. The restructuring charge also reflects anticipated losses of $0.6 million on the disposal of excess property and equipment in RWS’s. The disposition of these items occurred during fiscal 2005.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity related to the accrued restructuring reserve which has been included in accrued expenses and other current liabilities in the accompanying Combined Balance Sheets related to the fiscal 2004 restructuring (in 000’s):

	Severance Costs for Involuntary Employee Terminations	Write- Down of Redundant/ Obsolete Assets	Total
Year Ended January 31, 2003:
Restructuring charge	$2,135	$585	$2,720
Activity:
Cash	—	(585)	(585)

Balance at January 31, 2004	2,135	—	2,135
Activity:
Cash	(2,135)	888	(1,247)
Reversal restructuring charge	—	(888)	(888)

Balance at January 31, 2005	$—	$—	$—

2002 Restructuring

Prior to fiscal 2002, RWS aggressively expanded its product offerings and manufacturing capacity through a series of acquisitions and internal growth to address expanding market opportunities. As a result of the sharp decrease in demand from the telecommunications industry during fiscal 2002, RWS faced the need to reduce its cost structure. RWS initiated its restructuring efforts in fiscal 2002 with the goal of improving overall operating performance. REMEC’s restructuring plan primarily focused on RWS and consisted of workforce reductions, the consolidation and exiting of excess facilities, the disposal of non-strategic business units and the impairment of excess property and equipment.

In the fourth quarter of fiscal 2002, a restructuring related charge of approximately $17.3 million was recognized as operating expenses related to RWS’s fiscal 2002 restructuring plan. The restructuring charge included components related to the reduction of RWS’s workforce, consolidation of excess facilities and property and equipment impairment.

•	The reduction of workforce included the elimination of approximately 1,200 positions within RWS, which resulted in a severance charge of approximately $2.1 million being recognized during fiscal 2002. Announcement of all such workforce reductions was made during the fourth quarter of fiscal 2002 and the reductions were completed by the end of the second quarter of fiscal 2003.

•

RWS also recorded facility related impairment charges of approximately $11.0 million associated with the closure of facilities in California and exited Company-owned facilities in Texas and the United Kingdom within RWS’s Wireless Systems segment. Consolidating locations and exiting facilities resulted in charges relating to write-offs of leasehold improvements at abandoned facilities of $3.1 million, an estimated loss on the sale of RWS’s building in the U.K. of $3.4 million, an estimated loss of $1.4 million on disposal of redundant equipment associated with RWS’s Texas operations, an estimated loss of $0.3 million on the sale of RWS’s building in Texas, recognition of lease obligations at abandoned California facilities over the planned exit period of $2.6 million and other costs of $0.3 million related to legal, real estate fees and commissions associated with the Texas and United Kingdom facilities held for sale. The impairment charge related to the disposal of the redundant equipment was

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

taken in accordance with SFAS No. 121 and was based on management’s estimate that the related equipment would not generate any future cash flows.

•	RWS recorded a charge of $4.1 million related to the elimination of certain excess manufacturing equipment related to older process technologies and the closure of its machine shop facilities and included RF manufacturing and machine shop equipment classified as held for disposal in accordance with SFAS 121. The carrying amount of these assets at January 31, 2005 was approximately $0.5 million, which represented the estimated fair market value of similar equipment. RWS also recorded a charge of $0.8 million related to the abandonment of certain obsolete software licenses.

During fiscal 2003 and 2004, RWS reassessed its fiscal 2002 restructuring accrual, in as much as it relates to costs of exiting certain lease obligations, and determined that the accrual was understated and recorded an additional $0.9 million charge in 2003 and $0.7 million in 2004. The facilities leases on these properties, which began expiring in October 2003, continue in some cases through February 2010. RWS will continue to reassess the related accrual through the end of the lease annually, or until the property is subleased, whichever occurs first, and record additional charges as considered necessary or reverse accruals not needed.

The following table summarizes the activity related to the accrued restructuring reserve which has been included in accrued expenses and other current liabilities in the accompanying Combined Balance Sheets related to the fiscal 2002 restructuring (in 000’s):

	Severance Costs for Involuntary Employee Terminations	Costs to Exit Certain Lease Obligations	Other Costs Related to Consolidation of Facilities	Write- Down of Redundant/ Obsolete Assets	Total
Year Ended January 31, 2002:
Restructuring charge	$2,146	$2,622	$8,351	$4,138	$17,257
Activity:
Cash	(1,439)	(414)	—	—	(1,853)
Direct reduction of assets	—	—	(8,101)	(4,138)	(12,239)

Balance at January 31, 2002	707	2,208	250	—	3,165
Activity:
Additional restructuring charge	—	924	—	—	924
Cash	(707)	(1,592)	(250)	—	(2,549)

Balance at January 31, 2003	—	1,540	—	—	1,540
Activity:
Additional restructuring charge	—	668	—	—	668
Cash	—	(1,705)	—	—	(1,705)

Balance at January 31, 2004	—	503	—	—	503
Activity:
Cash	—	(503)	—	—	(503)

Balance at January 31, 2005	$—	$—	$—	$—	$—

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

10. INCOME TAXES

For financial reporting purposes, income (loss) before taxes for the years ended January 31, 2005, 2004 and 2003 includes the following components (in 000’s):

	Years Ended January 31,
	2005	2004	2003
Loss from continuing operations before income taxes:
United States	$(71,622)	$(45,576)	$(32,013)
Foreign	(35,094)	(6,644)	(10,954)

	$(106,716)	$(52,220)	$(42,967)

The income tax provision (benefit) from continuing operations for the years ended January 31, 2005, 2004 and 2003 consists of the following (in 000’s):

	Years Ended January 31,
	2005	2004	2003
Current:
Federal	$—	$—	$—
State	26	6	45
Foreign	198	311	—
Deferred:
Federal	—	—	8,614
State	—	—	7,225
Foreign	(286)	(214)	(171)

	$(62)	$103	$15,713

The activity of RWS is included in the consolidated income tax returns filed by REMEC, Inc. The provision for income taxes approximates the amount which would be provided if RWS filed separate returns. RWS generated cumulative losses on a stand-alone basis. Certain of these losses reflected above were utilized by other subsidiaries included in the consolidated income tax returns. The tax footnote reflects the net operating losses available before consideration of the utilization of losses by the subsidiaries. The tax credit amounts reflected are the amounts that were determined on a consolidated level.

The provision (credit) for income taxes from continuing operations is different from that which would be obtained by applying the statutory Federal income tax rate (35%) to loss before provision (credit) for income taxes. The items causing difference for the years ended January 31, 2005, 2004 and 2003 are as follows (in 000’s, except percentage data):

	Years Ended January 31,
	2005		2004		2003
	Amount	%	Amount	%	Amount	%
Tax at statutory federal rate	$(37,351)	35%	$(18,277)	35%	$(15,039)	35%
State income tax net of federal benefit	(2,263)	2	(2,183)	4	(1,271)	3
Tax credits	(13)	—	2,198	(4)	(3,254)	8
Change in valuation allowance	11,074	(10)	18,733	(36)	48,836	(114)
Foreign rate difference	19,660	(18)	447	(1)	836	(2)
Permanent differences and other	8,831	(9)	(815)	2	(14,395)	34

	$(62)	—%	$103	—%	$15,713	(36)%

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred tax asset (liability) as of January 31, 2005 and 2004 are as follows (in 000’s):

	January 31,
	2005	2004	2003
Deferred tax liabilities:
Tax over book depreciation	$1,175	$(502)	$2,304
Other	643	814	1,029

Total deferred tax liabilities	1,818	312	3,333

Deferred tax assets:
Net operating loss	107,539	89,085	53,271
Credits	15,281	15,268	17,465
Accrued expenses	2,874	11,851	12,049
Inventory and other reserves	7,467	6,536	23,052
Capital loss	6,769	4,600	—
Inventory costs capitalized	874	662	1,674
Write-down of Allgon AB investment	—	—	4,564
Other	2	2	2

Total deferred tax assets	$140,806	$128,004	$112,077
Valuation allowance	(139,516)	(128,506)	(109,773)

	1,290	(502)	2,304

Net deferred tax assets (liabilities)	$(528)	$(814)	$(1,029)

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, a valuation allowance has been recognized to offset deferred tax assets because management cannot conclude that it is more likely than not that the deferred tax assets will be realized in the foreseeable future. At January 31, 2005, approximately $0.6 million of the valuation allowance for deferred tax assets related to stock option deductions which, when recognized, will be allocated directly to owner’s equity.

In Costa Rica, a subsidiary company has been granted tax-free status under that country’s Free Trade Zone Incentive System of 1990. As a result of the tax-free status, such subsidiary company is exempt from all taxes on profits or taxable income for an eight-year period through October 2006, and 50% from all taxes on profits or taxable income for an additional two-year period through October 2008.

In the Philippines, a subsidiary company has been granted tax-free status under the country’s Special Economic Zone Act. As a result of the tax-free status, such subsidiary company was exempt from all taxes on profits or taxable income for a six-year period through October 2004.

In China, a subsidiary company has been granted tax-free status under that country’s Foreign Investment and Foreign Enterprise Act. As a result of the tax-free status, such subsidiary company is exempt from all taxes on profits or taxable income for a five-year period through January 2008.

RWS does not provide for income taxes which would be payable if undistributed earnings of its foreign subsidiaries were remitted because RWS considers these earnings to be permanently reinvested. As of January 31, 2005 and 2004, the undistributed earnings of these foreign subsidiaries are approximately $9.6 million and $9.9 million, respectively.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

On October 22, 2004, the American Jobs Creation Act of 2004 (“AJCA”) was signed into law. The AJCA provides several incentives for U.S. multinational corporations and U.S. manufacturers. Subject to certain limitations, the incentives include an 85% dividend received deduction for certain dividends from controlled foreign corporations that repatriate accumulated income abroad, and a deduction for domestic qualified production activities taxable income. The U.S. Treasury Department is expected to issue additional guidance with regards to these provisions. We are in the process of analyzing whether to take advantage of this opportunity or the potential impact on our income tax provision, if any.

At January 31, 2005 and 2004, REMEC had federal net operating loss carry-forwards of approximately $256.1 million and $219.8 million, respectively, which will begin expiring in 2014, unless previously utilized. At January 31, 2005 and 2004, REMEC had state net operating loss carry-forwards of approximately $119.7 million and $92.6 million, which will begin expiring in 2006, unless previously utilized. At January 31, 2005, REMEC had approximately $11.0 million of foreign net operating losses in the United Kingdom, which are available indefinitely. At January 31, 2005, REMEC had federal capital loss carry-forwards of $16.6 million, which will begin expiring in 2008, unless previously utilized. At January 31, 2005, REMEC had combined federal and state research and development credits of approximately $8.8 million and $7.5 million respectively, which will begin to expire in 2005, unless previously utilized. REMEC also had state manufacturing investment credits of approximately $1.7 million, which will begin to expire in 2007, unless previously utilized.

There are limitations on the utilization of the net operating loss carry-forwards. As a result, the net operating losses are not all available to offset current taxable income, including taxable gains that may be recognized on the sale of certain business segments. A portion of REMEC’s federal net operating loss carry-forwards relate to acquired companies that are subject to annual usage limitations under Section 382 of the Internal Revenue Code. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of REMEC’s net operating loss carry-forwards may be limited in the event of a cumulative change in ownership of more than 50% within a three-year period.

11. INFORMATION BY GEOGRAPHIC REGION

Geographic Area Data (in 000’s)

	Years Ended January 31,
	2005	2004	2003
Sales to external customers:
United States	$109,858	$100,750	$64,334
Canada	82	2,903	3,520
Europe	144,436	113,998	67,767
Asia	63,089	45,423	12,289
All other geographic regions	6,893	4,537	435

Total sales to external customers	$324,358	$267,611	$148,345

Tangible assets by area:
United States	$19,223	$27,708	$33,618
Europe	1,435	7,827	12,241
Costa Rica	15,846	9,625	9,648
Asia	21,688	18,507	11,501

Total tangible assets	$58,192	$63,667	$67,008

Sales are attributed to countries based on “ship-to” location of customers.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

12. RELATED PARTIES

ViaSat:

As of January 31, 2005, REMEC had a backlog of approximately $120,000 from ViaSat, Inc. (“ViaSat”). Shipments to ViaSat of approximately $2.1 million represents less than 1% of REMEC’s gross revenue for the fiscal year 2005. These sales were insignificant in fiscal years 2004 and 2003. The products, which are printed circuit board sub-assemblies used in satellite communication systems, are sold to ViaSat at market prices negotiated in an arm-length transaction. Mr. Dankberg, a director of REMEC, is Chairman of the Board, Chief Executive Officer and shareholder of ViaSat. Pursuant to the current rules promulgated by the NASD, Mr. Dankberg’s relationship with ViaSat does not preempt the Board’s determination that Mr. Dankberg is an independent director.

Advance from affiliated company:

REMEC maintained shared service agreements with Defense & Space Group. Services include legal, information technology, insurance, payroll, employee benefits, banking and accounting services.

The components of advance from this affiliated company consisted of the following (000’s):

	Years Ended January 31,
	2005	2004
Payroll & benefits	$(46,957)	$(40,087)
Services	(3,688)	(4,085)
Cash transfers	64,136	59,029
Other	13,521	(2,083)

Advance from affiliated company	$27,012	$12,774

13. SUBSEQUENT EVENT

On July 1, 2005, REMEC entered into an Asset Purchase Agreement with an unrelated third party to sell selected assets and certain liabilities of its electronics manufacturing services business (“EMS”). The aggregate purchase price for the sale was $19,000,000 payable in cash at closing, subject to certain adjustments including a working capital-based adjustment. In addition to the aggregate purchase price, the buyer agreed to pay to REMEC, at the end of each calendar quarter through December 31, 2006, an additional amount equal to 10% of the excess amount, if any, by which the average quarterly gross sales placed by certain parties with EMS exceeds $7,500,000; such additional amount will not exceed $4,000,000. The sale closed simultaneously with the execution of the Agreement.